Exhibit 99.1

HCM II Acquisition Corp. and Terrestrial Energy Announce
Effectiveness of Registration Statement and
October 20, 2025 Extraordinary General Meeting
of HCM II Shareholders to Approve Business Combination

CHARLOTTE, N.C. and STAMFORD, Conn., September 29, 2025 (GLOBE NEWSWIRE) -- HCM II Acquisition Corp. (Nasdaq: HOND) (“HCM II”), a special-purpose acquisition company and Terrestrial Energy Inc. (“Terrestrial Energy” or the “Company”), a developer of small modular nuclear plants using advanced reactor technology, announced today that on September 26, 2025, the U.S. Securities and Exchange Commission (the “SEC”) declared effective the Registration Statement on Form S-4, as amended (the “Registration Statement”), filed in connection with the previously announced proposed business combination (the “Business Combination”) between HCM II and Terrestrial Energy .

An extraordinary general meeting of shareholders of HCM II (the “Extraordinary General Meeting”) to approve the Business Combination and related matters is scheduled to be held on October 20, 2025 at 9:30 a.m. Eastern Time. The Extraordinary General Meeting will be held in person and virtually via live webcast. Holders of HCM II’s Class A ordinary shares and HCM II’s Class B ordinary shares at the close of business on the record date of September 24, 2025, are entitled to notice of the Extraordinary General Meeting and to vote at the Extraordinary General Meeting. HCM II filed its definitive proxy statement/prospectus relating to the Business Combination with the SEC and began mailing it to shareholders on Friday, September 26, 2025. More details about the Business Combination and the resolutions to be voted upon at the Extraordinary General Meeting can be found in the definitive proxy statement/prospectus filed by HCM II, available at: http://www.sec.gov.

Assuming satisfaction of the conditions to the closing of the Business Combination, including approval of the Business Combination by shareholders of both companies, the post-Business Combination company intends to list its securities on the Nasdaq Stock Market LLC (“Nasdaq”) under the proposed symbols “IMSR” and “IMSRW”, respectively. The NASDAQ listing is subject to the closing of the Business Combination and fulfillment of all NASDAQ listing requirements.

“S-4 effectiveness is a key transaction milestone further advancing our proposed business combination with HCM II,” said Simon Irish, CEO of Terrestrial Energy. Mr. Irish continued, “Extraordinary developments and innovations are driving electric power demand growth at unprecedented rates, fueling interest in our transformative small and modular nuclear IMSR plant with its Generation IV nuclear technology. With the IMSR plant’s size, efficiency and flexibility to meet diverse industrial heat and power needs for safe, reliable, cost-competitive, and carbon-free energy, this milestone positions us to accelerate growth with our CAPEX-light business model and bring forward deployment of a fleet of IMSR plants.”

Shawn Matthews, Chairman and CEO of HCM II, commented, “We view Terrestrial Energy’s IMSR technology as a transformative solution for the world’s growing industrial energy needs, delivering safe, reliable, and cost-effective power. The Company’s leadership team brings decades of nuclear and supply chain expertise, positioning Terrestrial Energy to capitalize on the accelerating demand for next-generation nuclear. We are excited that this business combination will support Terrestrial Energy’s growth and create long-term value for shareholders.”

Every vote is important and HCM II encourages all shareholders to make their voices heard by voting online or by mail as soon as possible, regardless of the number of shares held. HCM II shareholders who need assistance in completing the proxy card, need additional copies of the Proxy Statement/Prospectus, or have questions regarding the Extraordinary General Meeting may contact HCM II’s proxy solicitor, Morrow Sodali LLC, by calling (800) 662-5200 (toll free), or banks and brokers can call (203) 658-9400, or by emailing HONDU.info@investor.sodali.com.

About Terrestrial Energy

Terrestrial Energy is a developer of Generation IV nuclear plants that use its proprietary Integral Molten Salt Reactor (IMSR). The IMSR captures the transformative operating benefits of molten salt reactor technology in a plant design that represents true innovation in cost reduction, versatility and functionality of nuclear energy supply. IMSR plants are designed to be small and modular for distributed supply of zero-carbon, reliable, dispatchable, low-cost, high-temperature industrial heat and electricity, and for a dual-use energy role relevant to many industrial applications, such as chemical synthesis and data center operation. In so doing, they extend the application of nuclear energy far beyond electric power markets. Their deployment will support the rapid global decarbonization of the primary energy system across a broad spectrum and increase its sustainability. Terrestrial Energy uses an innovative plant design together with proven and demonstrated molten salt reactor technology and standard nuclear fuel for a nuclear plant with a unique set of operating characteristics and compelling commercial potential. Terrestrial Energy is engaged with regulators, suppliers and industrial partners to build, license and commission the first IMSR plants in the early 2030s.

About HCM II Acquisition Corp.

HCM II Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. HCM II may pursue an initial business combination target in any business or industry or at any stage of its corporate evolution. Its primary focus, however, is completing a business combination with an established business of scale poised for continued growth, led by a highly regarded management team. HCM II’s Class A ordinary shares, units and warrants are listed on the NASDAQ under the ticker symbols “HOND”, “HONDU” and “HONDW”, respectively.

HCM II’s management team is led by Shawn Matthews, its Chairman of the Board and Chief Executive Officer, and Steven Bischoff, its President and Chief Financial Officer. HCM II’s Board of Directors includes Andrew Brenner, Michael J. Connor and Jacob Loveless.

Important Information for Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or constitute a solicitation of any vote or approval.

The Registration Statement has been declared effective by the SEC. The Registration Statement registers the securities to be issued by HCM II in connection with the Business Combination and included a proxy statement of HCM II and a prospectus of HCM II (the “Proxy Statement/Prospectus”), and each of Terrestrial Energy and HCM II may file with the SEC other relevant documents concerning the Business Combination. A definitive Proxy Statement/Prospectus and other relevant documents were mailed to HCM II stockholders as of the record date established for voting on the proposed Business Combination. INVESTORS OF HCM II AND TERRESTRIAL ENERGY ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS CONTAINED THEREIN (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS RELATING TO THE BUSINESS COMBINATION FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT HCM II, TERRESTRIAL ENERGY, AND THE BUSINESS COMBINATION.

Investors will be able to obtain free copies of the proxy statement/prospectus and other documents containing important information about HCM II and Terrestrial Energy through the website maintained by the SEC at http://www.sec.gov. In addition, the documents filed by HCM II may be obtained free of charge from HCM II’s website at https://hcmacquisition.com/ or by written request to HCM II at 100 First Stamford Place, Suite 330, Stamford, CT 06902.

Participants in the Solicitation

HCM II and the Company, and their respective directors and executive officers, may be considered participants in the solicitation of proxies with respect to the potential transaction described in this communication under the rules of the SEC. Information about the directors and executive officers of HCM II is set forth in HCM II’s filings with the SEC. Information regarding other persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders in connection with the potential transaction and a description of their direct and indirect interests are set forth in the Registration Statement (and included in the proxy statement/prospectus) and other relevant documents, which were filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Forward Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on HCM II and the Company. There can be no assurance that future developments affecting HCM II and the Company will be those that we have anticipated. These forward-looking statements speak only as of the date this press release is actually delivered and involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreements with respect to the Business Combination; (2) the outcome of any legal proceedings that may be instituted against HCM II, the Company, the combined company or others following the announcement of the Business Combination and any definitive agreements with respect thereto; (3) the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of HCM II or to satisfy other conditions to closing; (4) changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; (5) the ability of HCM II to meet stock exchange listing standards following the consummation of the Business Combination; (6) the risk that the Business Combination disrupts current plans and operations of the Company as a result of the announcement and consummation of the Business Combination; (7) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (8) costs related to the Business Combination, including the reorganization described in the business combination agreement; (9) changes in applicable laws or regulations; (10) the possibility that the Company or the combined company may be adversely affected by other economic, business, and/or competitive factors; (11) the amount of redemption requests made by HCM II shareholders and (12) other risk factors described herein as well as the risk factors and uncertainties described in that certain prospectus of HCM II dated August 15, 2024 and the HCM II’s other filings with the SEC, as well as any further risks and uncertainties to be contained in the proxy statement/prospectus filed after the date hereof. In addition, there may be additional risks that neither HCM II or Company presently know, or that HCM II or Company currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

None of HCM II, the Company, any placement agent nor any of their respective affiliates, officers, employees or agents, makes any representation or warranty, either express or implied, in relation to the fairness, reasonableness, adequacy, accuracy, completeness or reliability of the information, statements or opinions, whichever their source, contained in this press release or any oral information provided in connection herewith, or any data it generates and accept no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) in relation to any of such information. HCM II, the Company and their respective affiliates, officers, employees and agents further expressly disclaim any and all liability relating to or resulting from the use of this press release and any errors therein or omissions therefrom. Further, the information contained herein is preliminary, is provided for discussion purposes only, is only a summary of key information, is not complete and is subject to change without notice.

In addition, the information contained in this press release is provided as of the date hereof and may change, and neither HCM II nor the Company undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, inaccuracies, future events or otherwise, except as may be required under applicable securities laws.

Terrestrial Energy Investor Center:

https://www.terrestrialenergy.com/investors

Terrestrial Energy Media & Investor Contact:

TerrestrialEnergy@icrinc.com

HCM II Investor Contact:

HCM II Acquisition Corp.
Steven Bischoff
sbischoff@hondiuscapital.com
(203) 930-2200

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